Exhibit 23.1

August 13, 2020

Federal Express Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

Re:	Federal Express Corporation (the “Company”)
Thirteen Boeing 767-300F, Six Boeing 777F Aircraft Appraisals

Ladies and Gentlemen:

We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above (ii) the summary of such report under the headings

(a) “Prospectus Supplement Summary – Summary of Terms of Certificates,”

(b) “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary – Loan to Aircraft Value Ratios,” (d) “Prospectus Supplement Summary – The Offering,” (e) “Risk Factors – Risk Factors Relating to the Certificates and the Offering,” (f) “Description of the Aircraft and the Appraisals – The Appraisals” and (g) “Description of the Equipment Notes – Loan to Value Ratios of Equipment Notes” and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals – The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement expected to be dated on or about July 29, 2020, and the Company’s final Prospectus Supplement, in each case to the Prospectus, dated July 30, 2020, included in Registration Statement No. 333-240157 and relating to the offering of Federal Express Corporation Pass Through Certificates, Series 2020-1.

Sincerely,
mba Aviation

By:	/s/ David Tokoph
Name:	David Tokoph
Title:	President and CEO

[Signature Page to Consent Letter – mba]